UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2012

FSB Community Bankshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

United States	000-52751	74-3164710
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

45 South Main Street, Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

(585) 223-9080
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Change in Control Agreements.  On March 28, 2012, Fairport Savings Bank (the “Bank”), the wholly owned subsidiary of FSB Community Bankshares, Inc. (the “Registrant”), entered into Change in Control Agreements (the “Agreements”) with Kevin D. Maroney, Executive Vice President and Chief Financial Officer, and Leslie J. Zornow, Executive Vice President, Retail Banking (together, the “Executives”) to provide benefits to each of the Executives in the event of the Executive’s termination of employment due to a “change in control” (as defined in the Agreements) of Fairport Savings Bank, FSB Community Bankshares, Inc. or FSB Community Bankshares, MHC.  In the event the Executive’s employment is terminated within 24 months following a change in control, except in the event the Executive’s voluntary resignation is not for “good cause” or the Executive’s involuntary termination is “for cause” (as defined in the Agreements), the Executive will be entitled to an amount equal to two times the sum of the Executive’s highest annual base salary at any time under the Agreement and the greater of (i) the average annual cash bonus paid to the Executive over the prior three fiscal years or (ii) the cash bonus paid to the Executive for the fiscal year which ended prior to the termination, provided that in no event will total severance compensation from all sources equal or exceed three times the Executive’s average annual compensation over the five fiscal years preceding the fiscal year in which the termination of employment occurs.  Payments under the Agreements will be made over a 12-month period.  In the event of the Executive’s death, the benefit will be paid to the Executive’s surviving spouse or, if no surviving spouse, to the Executive’s estate.

In addition, in the event of a change in control followed by the termination of the Executive’s employment within 24 months, unless such termination is “for cause” or the Executive’s resignation is not for “good cause,” the Bank will continue life, health and disability insurance coverage, substantially identical to the coverage maintained by the Bank for the Executive prior to the change in control, for a period of 12 months, at the Bank’s expense.  In the event the termination benefits under the Agreement would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, such termination benefits would be reduced accordingly.  Payment of the termination benefits will be conditioned upon the execution of a general release releasing the Bank from any claims.  Further, the Agreements require the Executive to comply with non-compete and confidentiality provisions; in the event the Executive fails to comply with such provisions before all termination benefits have been paid, the Bank will be under no obligation to make any further payments following discovery of the Executive’s failure to comply.

Executive Compensation Clawback Agreements.   On March 28, 2012, the Bank entered into Executive Compensation Clawback Agreements (the “Agreements”) with Kevin D. Maroney and Leslie J. Zornow.  Under the Agreements, each Executive acknowledges that he or she will not be entitled to receive any payments due under the Incentive Compensation Program offered by the Bank (the “Incentive Plan”) and/or may be required to repay any payments previously received under the Incentive Plan in the following circumstances: (a) the Executive’s Incentive Plan payment was conditioned upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Bank’s financial statements and the Executive engaged in misconduct that caused the need for the substantial restatement, and a lower payment would have been made to the Executive based upon the restated financial results, or (b) the board of directors of the Bank determines that the Executive has engaged in fraud, gross negligence or willful misconduct detrimental to the Bank.  If the Bank determines that one of the circumstances described above has occurred, the Executive will be notified and will have ten days to request a reconsideration of the Bank’s determination.  If the Executive fails to request reconsideration and/or the Bank elects not to reconsider its determination, the Executive will be liable for repayment of all Incentive Plan payments paid within the preceding three years or during the period of conduct examined, whichever is longer.  The Bank is entitled to offset any such liability against any compensation owed to the Executive by the Bank and the Executive will become ineligible to receive any further Incentive Plan payments.  In the event the Executive is required to repay any amount to the Bank, such repayment will be due within one year from the Bank’s notification of the repayment obligation.  In the event such repayment obligation triggers income tax penalties to the Bank or the Executive, the Executive will be solely responsible for the payment of such taxes.

The foregoing descriptions of the Change in Control Agreements and Executive Compensation Clawback Agreements is qualified in its entirety by reference to the agreements attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not Applicable.

(b)	Pro Forma Financial Information	Not Applicable.

(c)	Shell Company Transactions	Not Applicable.

(d)	Exhibits.

The following Exhibits are attached as part of this report:

	Exhibit No.	Description

	10.1	Change in Control Agreement with Kevin D. Maroney

	10.2	Change in Control Agreement with Leslie J. Zornow

	10.3	Executive Compensation Clawback Agreement with Kevin D. Maroney

	10.4	Executive Compensation Clawback Agreement with Leslie J. Zornow

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FSB COMMUNITY BANKSHARES, INC.
DATE: March 29, 2012	By:	/s/ Dana C. Gavenda
Dana C. Gavenda
President and Chief Executive Officer